CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated November 25, 2014 on the financial statements and financial highlights the Even Keel Managed Risk Fund, Even Keel Opportunities Managed Risk Fund, Even Keel Traveler Managed Risk Fund and Even Keel Explorer Managed Risk Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust II (formerly, each a series of shares of beneficial interest of Northern Lights Fund Trust III). Such financial statements and financial highlights appear in the September 30, 2014 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 27, 2015